                                VOTING AGREEMENT

     This Voting Agreement (the "Agreement") is entered into as of this ___ day of February, 2004, by and between SRC Holdings Corporation, a Missouri corporation ("SRC"), and James K. Parsons, a resident of Greene County, Missouri
("Parsons").

     SRC and Decorize, Inc., a Delaware corporation ("Decorize") have entered into a Securities Purchase Agreement dated as of February 13, 2004 (the
"Securities Purchase Agreement"), under which SRC has agreed to purchase certain capital stock and warrants of Decorize (the "Acquisition"). Parsons has voting power with respect to the number of shares of common stock, par value $.001, of
Decorize (the "Voting Stock") set forth opposite his name on the attached
Schedule 1. As an inducement and a condition to entering into the Securities
Purchase Agreement, SRC has required that Parsons enter into this Agreement.

     Therefore, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are acknowledged, and intending to be legally bound, the parties agree as follows:

     1. Manner of Voting the Shares of Voting Stock.

          (a) During the period commencing on the date of this Agreement and continuing until February 13, 2006, at any meeting of the holders of shares of Voting Stock, however called, or in connection with any written consent of the holders of shares of Voting Stock, Parsons will vote (or cause to be voted) all of the shares of Voting Stock with respect to which he has voting power ("Voting Control"), whether heretofore owned or hereafter acquired, with respect to the following matters (each a "Fundamental
     Transaction"):

               (i) any sale of all the outstanding Voting Stock,

               (ii) any sale of all or substantially all of Decorize's assets,
          and

               (iii) any merger or consolidation in which Decorize engages.

     SRC may not direct Parson's voting of the Voting Stock with respect to which he has Voting Control ("Controlled Voting Stock") on any matter other than the Fundamental Transactions.

          (b) Parsons will not enter into any agreement or understanding with any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity
     (each, a "Person") the effect of which would be inconsistent with, or violate, this Agreement.

          (c) In the event of a stock dividend or distribution, or any change in the Voting Stock by reason of any stock dividend, stock split, recapitalization,

     reclassification, combination, exchange of shares, merger or the like, the term "shares" as used in this Agreement will be deemed to refer to and include the shares as well as all stock dividends and distributions and any shares or other securities into which or for which any or all of the shares may be converted, changed or exchanged.

     2. Proxy. Concurrently with the execution of this Agreement, Parsons will deliver to SRC a proxy with respect to the Voting Stock in the form attached as
Exhibit A to this Agreement, which will be irrevocable to the fullest extent permitted by law (the "Proxy"). In lieu of directing Parsons' voting of the
Controlled Voting Stock on Fundamental Transactions as provided in Section 1(a)
above, SRC may, in its sole discretion, utilize the Proxy to vote the Controlled
Voting Stock directly on Fundamental Transactions. SRC may not use the Proxy to
vote the Controlled Voting Stock on any matter other than the Fundamental
Transactions.

     3. Representations and Warranties. Parsons represents and warrants to SRC as follows:

          (a) Ownership of Shares. Parsons has Voting Control with respect to all of the shares of Voting Stock described on Schedule 1. Parsons has the power to issue instructions with respect to the matters set forth in
     Section 1 with respect to all of the shares of Voting Stock described on
     Schedule 1 with no limitations, qualifications or restrictions on these rights (subject to applicable securities laws).

          (b) Power; Binding Agreement. Parsons has the legal capacity, power and authority to enter into and perform all of his obligations under this
     Agreement and the Proxy. Parsons has duly and validly executed and delivered this Agreement and the Proxy, and they each constitute a valid and binding agreement or instrument enforceable against him in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Parsons is settlor or trustee, or any other person, whose consent is required for Parsons' execution and delivery of this
     Agreement or the Proxy or his consummation of the transactions contemplated under this Agreement and the Proxy.

          (c) No Other Proxy. Any proxies given before the date of this
     Agreement with respect to the Controlled Voting Stock, are not irrevocable, and that those proxies (other than the Proxy) are revoked.

          (d) No Conflicts. Neither Parsons' execution and delivery of this
     Agreement and the Proxy, his consummation of the transactions contemplated under this Agreement and the Proxy, nor his compliance with this Agreement
     and

     the Proxy will:

               (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any declaration of trust, note, bond, mortgage, indenture, security or pledge agreement, voting agreement, stockholders' agreement or voting trust, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Parsons is a party or by which
          Parsons or any of his assets may be bound,

               (ii) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Parsons or any of his assets,

     and that would, in either case, prevent or impair Parson's ability to perform his obligations under this Agreement and the Proxy.

     4. Reliance. Parsons understands and acknowledges that SRC is entering into the Securities Purchase Agreement in reliance upon his execution and delivery of this Agreement and the Proxy, and would not enter into the Securities Purchase
Agreement but for the existence and enforceability of this Agreement and the
Proxy.

     5. Restrictions. Parsons will not, directly or indirectly, during the period commencing on the date of this Agreement and continuing until February
13, 2006:

          (a) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or grant or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any of the shares of the Controlled Voting Stock or any interest therein,

          (b) except as contemplated under this Agreement and the Proxy, grant any proxies or powers of attorney, deposit any shares of his Controlled
     Voting Stock into a voting trust, or enter into a voting agreement with respect to any of his shares of Controlled Voting Stock that would prevent or impair his ability to perform his obligations under this Agreement and the Proxy, or

          (c) take any action that would (i) make any of his representations or warranties contained in this Agreement to be untrue or incorrect, or (ii)
     have the effect of preventing or disabling him from performing his obligations under this Agreement and the Proxy.

     6. Stockholder Capacity. Parsons does not make any agreement or understanding in this Agreement or in the Proxy in his capacity as a director or officer of Decorize. Parsons signs this Agreement and the Proxy solely in his capacity as a Person that has Voting Control with respect to the Controlled
Voting Stock. Nothing in this

Agreement or in the Proxy is intended to limit or affect any actions that
Parsons takes in his capacity as a director or officer of Decorize.

     7. Further Assurances. From time to time, at any party's reasonable request and without further consideration, the other party will execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated under this Agreement and the Proxy.

     8. Entire Agreement. This Agreement (together with Exhibit A and Schedule
1, which are incorporated into this Agreement by this reference) and the Proxy together constitute the entire agreement between the parties with respect to the subject matter of this Agreement and the Proxy and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to this subject matter.

     9. Certain Events. Parsons agrees that this Agreement and the Proxy and his obligations under this Agreement and the Proxy will attach to its shares of
Controlled Voting Stock and will be binding upon any Person to which legal or beneficial ownership of these shares of Controlled Voting Stock pass, whether by operation of law or otherwise, including, without limitation, Parsons' heirs, executors, guardians, administrators, trustees or successors and permitted assigns. Notwithstanding any transfer of shares of Controlled Voting Stock that are the subject of this Agreement, the transferor will remain liable for the performance of the transferor's obligations under this Agreement and the Proxy.

     10. Assignment; Binding Effect. Parsons may not assign (by operation of law or otherwise) this Agreement without SRC's prior written consent, and any purported assignment without this consent will be null and void. SRC may assign its rights and obligations under this Agreement and the Proxy without Parsons'
consent. All covenants and agreements contained in this Agreement are binding upon, and will inure to the benefit of, the respective heirs, executors, guardians, administrators, trustees or successors and permitted assigns of the parties.

     11. Amendments; Waivers. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except upon the execution and delivery of a written agreement executed by each of the parties hereto.

     12. Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be given (and will be deemed to have been duly received if so given) by hand delivery, confirmed facsimile transmission, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service providing proof of delivery. All communications under this Agreement will be delivered to the respective parties at the following addresses:

          (a) if to SRC, to its address set forth in the Securities Purchase

     Agreement, and

          (b) if to Parsons, to the address set forth on Schedule 1,

or, in each case, to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

     13. Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated under this Agreement is not affected in any manner materially adverse to any party. Upon determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by law in an acceptable manner to the end that the transactions contemplated under this Agreement are fulfilled to the extent possible.

     14. Specific Performance. Parsons recognizes and acknowledges that his breach of any covenants or agreements contained in this Agreement will cause SRC to sustain damages for which it would not have an adequate remedy at law for money damages. Therefore, Parsons agrees that in the event of any such breach
SRC will be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

     15. Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available with respect to this Agreement at law or in equity will be cumulative and not alternative, and the exercise of any thereof by any party will not preclude the party's simultaneous or later exercise of any other such right, power or remedy.

     16. No Waiver. A party's failure to exercise any right, power or remedy provided under this Agreement or otherwise available with respect to this
Agreement at law or in equity, or to insist upon compliance by the other party with its obligations under this Agreement, and any custom or practice of the parties at variance with this Agreement, will not constitute a waiver by the party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     17. No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and will not be enforceable by, any Person who is not a party to this Agreement.

     18. Governing Law. This Agreement will be governed and construed under
Delaware law, without giving effect to its principles of conflicts of law.

     19. Waiver of Jury Trial. The parties waive all right to trial by jury in any action or proceeding to enforce or defend any rights under this Agreement and any document executed in connection with this Agreement.

     20. Descriptive Headings. The descriptive headings used in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     21. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original, but all of which, taken together, will constitute one and the same Agreement.

     SRC and Parsons have executed and delivered this Agreement as of the date first above written.

SRC HOLDINGS CORPORATION                      /s/ James K. Parsons
                                              ----------------------------------
By                                            JAMES K. PARSONS
  -------------------------------
  Name:
       --------------------------
  Title:
        -------------------------

                                   SCHEDULE 1

                                  Voting Stock

             James K. Parsons  3,303,970 shares of common stock, $.001 par value per share

                                IRREVOCABLE PROXY

     James K. Parsons ("Parsons"), the undersigned stockholder of Decorize,
Inc., a Delaware corporation (the "Company"), irrevocably appoints and constitutes SRC Holdings Corporation, a Missouri corporation ("SRC"), as the sole and exclusive attorney and proxy, with full power of substitution and resubstitution to the full extent of Parsons' rights, with respect to the shares of capital stock of the Company that Parsons beneficially owns (which shares are listed on the final page of this Irrevocable Proxy) and all other shares or securities issued or otherwise that Parsons acquires on or after the date of this Irrevocable Proxy (collectively, the "Shares"). THIS PROXY IS IRREVOCABLE until February 13, 2006 (the "Expiration Date"), at which time it automatically terminates.

     Upon Parsons' execution of this Irrevocable Proxy, all prior proxies that
Parsons' has given with respect to any Shares are revoked and Parsons will not grant any subsequent proxies with respect to the Shares until after the
Expiration Date.

     This Irrevocable Proxy (a) is irrevocable (to the fullest extent provided by applicable law), (b) is coupled with an interest, (c) is granted in accordance with that certain Voting Agreement dated as of February 13, 2004, between SRC and Parsons, and (d) is granted in consideration of SRC entering into, and to induce SRC to enter into, that certain Securities Purchase
Agreement dated as of February 13, 2004, among the Company, SRC and Quest
Capital Alliance, L.L.C., a Missouri limited liability company.

     SRC is authorized and empowered by Parsons at any time before the
Expiration Date to act as Parsons' attorney and proxy to vote the Shares and to exercise all voting and other rights of Parsons with respect to the Shares at every annual, special or adjourned meeting of the stockholders of the Company, and in every written consent in lieu of such a meeting, or otherwise.
Notwithstanding anything in this Irrevocable Proxy to the contrary, SRC's rights under this Irrevocable Proxy are limited to voting the Shares with respect to the following matters (each a "Fundamental Transaction"): (a) any sale of all the outstanding Voting Stock, (b) any sale of all or substantially all of the assets of Decorize, and (c) any merger or consolidation in which Decorize engages. SRC may not vote the Shares under this Proxy on any matter other than the Fundamental Transactions.

     All authority conferred by this Irrevocable Proxy will survive Parsons'
death or incapacity and is binding upon his heirs, personal representatives, successors and assigns.

                                    Date: February ____, 2004

                                    /s/ James K. Parsons
                                    -------------------------------------------
                                    JAMES K. PARSONS

                                    Shares beneficially owned:  3,303,970
                                    shares of common stock, $.001 par value per
                                    share